As filed with the Securities and Exchange Commission on June 17, 2005.

Registration No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICHAELS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1943604 (I.R.S. Employer Identification No.)

8000 Bent Branch Drive
Irving, Texas 75063
(972) 409-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Michael Rouleau
Chief Executive Officer
Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
(972) 409-1300

(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

With copies to:

Mark V. Beasley, Esq. Michaels Stores, Inc. 8000 Bent Branch Drive Irving, Texas 75063 (972) 409-1300	Robert L. Estep, Esq. Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities To	To Be	Offering Price per	Aggregate Offering	Registration
Be Registered	Registered (1)(2)	Share (3)	Price (3)	Fee (3)
Common Stock, par value $0.10 per share	12,000,000	$41.76	$501,120,000	$58,982

1.	Represents 11,700,000 shares of common stock, $0.10 par value (“Common Stock”), issuable under the Michaels Stores, Inc. 2005 Incentive Compensation Plan upon original issuance by Michaels Stores, Inc. and the resale of up to 12,000,000 shares of Common Stock issuable under the plan, including 300,000 shares of Common Stock the original issuance of which has been registered on a Form S-8 filed on the date of filing of this Form S-3 registration statement.

2.	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the plan as a result of the antidilution provisions contained therein.

3.	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the common stock on the New York Stock Exchange on June 16, 2005.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

12,000,000 Shares

MICHAELS STORES, INC.

Common Stock

     This prospectus relates to 12,000,000 shares of common stock, par value $0.10 per share, of Michaels Stores, Inc., a Delaware corporation, that have been registered under the Securities Act of 1933 and reserved for sale or issuance by us upon the exercise or grant of awards from time to time to eligible persons under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, referred to in this prospectus as the “plan,” and the subsequent offer and resale of such shares from time to time by selling stockholders or permitted transferees of such shares. In addition, this prospectus also relates to such indeterminate number of additional shares of common stock as may become subject to awards under the plan as a result of the plan’s antidilution provisions.

     Plan participants who are directors, executive officers and key employees may use this prospectus in sales of shares of common stock acquired upon the exercise of options and pursuant to grants of restricted shares or restricted stock units. The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon the then-current market prices or determined through negotiation.

     We will receive the proceeds of the issuance of shares of common stock upon the exercise of options granted under the plan and upon sales, if any, by Michaels of restricted shares or restricted stock units. We will not receive any proceeds from sales of shares by plan participants and permitted transferees.

     We will pay all expenses in connection with this offering, which are estimated to be approximately $100,482. The selling stockholders are offering up to 180,000 shares of common stock as of the date of this prospectus.

     The common stock is listed on the New York Stock Exchange under the symbol “MIK.” On June 16, 2005, the closing price of the common stock on the New York Stock Exchange was $41.76.

     Our principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063 (telephone: 972-409-1300).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2005.

FORWARD-LOOKING INFORMATION

     Some of our statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements that reflect our plans, estimates and beliefs. Words such as “anticipates,” “plans,” estimates,” “expects,” “believes” and similar expressions often identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth in or incorporated by reference in this prospectus. These factors include:

•	our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience;

•	our ability to anticipate and/or react to changes in customer demand and preferences for products and supplies used in creative activities and the related potential impact to merchandise inventories in categories that represent a significant portion of our business;

•	changes in consumer confidence resulting in a reduction in consumer spending on items perceived to be discretionary;

•	the execution and management of our store growth, including new concepts, and the availability of acceptable real estate locations for new store openings;

•	the effective optimization and maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels;

•	the identification and implementation of enhancements to our supply chain to enable us to evaluate our ability to distribute additional SKUs through our distribution centers;

•	delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise;

•	transportation delays (including dock strikes and other work stoppages) and increases in transportation costs due to fuel surcharges and transportation regulations;

•	restrictive actions by foreign governments or changes in United States laws and regulations affecting imports or domestic distribution;

•	material increases in inflation or commodity prices, such as petroleum, steel and paper;

•	material increases in tariffs or duties levied on imports which may limit the availability of certain merchandise from our foreign suppliers;

•	changes in political, economic, and social conditions;

•	significant fluctuations in exchange rates;

•	financial difficulties of any of our key vendors, suppliers, and service providers;

•	the design and implementation of new management information systems as well as the maintenance and enhancement of existing systems, particularly in light of our continued store growth and the addition of new concepts;

•	our ability to maintain the security of electronic and other confidential information;

•	our ability to comply with the terms and restrictions of our financing arrangements;

•	the seasonality of the retail business; and

•	other risks detailed in this prospectus (including the documents incorporated into this prospectus by reference).

     All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

     Except for the information contained in this prospectus, we have not authorized any person to give any information or to make any representation in connection with the offering or sale of these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     As specified below, certain documents filed or to be filed by us with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” are incorporated by reference into this prospectus. The information contained in such documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify or supersede the information contained in earlier-dated documents.

     We incorporate by reference into this prospectus the documents listed below and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering:

•	Our annual report on Form 10-K for the fiscal year ended January 29, 2005;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2005;

•	Our current reports on Form 8-K dated April 13, 2005 and June 17, 2005; and

•	The description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A (SEC File No. 001-09338), filed December 5, 2001.

     You may request a copy of any of the information that has been incorporated by reference into, but not delivered with, this prospectus, or a copy of any document that we are required to deliver pursuant to Rule 428(b) promulgated under the Securities Act of 1933, at no cost by writing to or telephoning our Investor Relations Department at the following address or telephone number:

Michaels Stores, Inc.
Investor Relations Department
8000 Bent Branch Drive
Irving, Texas 75063
Telephone: (972) 409-1300

     The information relating to Michaels contained in this prospectus should be read together with the information in the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

     We file periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. Our filings with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.michaels.com. Our web site is not a part of this prospectus. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act of 1933 relating to 12,000,000 shares of our common stock issued or issuable under the plan and offered by this prospectus. This prospectus and the registration statement also relate to any additional shares of common stock that any person may acquire as a result of the antidilution provisions of the plan.

     Additional information regarding us and the shares offered by this prospectus is contained in the registration statement and its exhibits. Any statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.

MICHAELS

     We are the largest national specialty retailer providing materials, ideas and education for creative activities in home décor, art and craft projects. Through our Michaels stores, we offer a wide selection of items, including:

•	products for the do-it-yourself home decorator, including picture framing materials and custom framing services, silk and dried floral products, and seasonal décor items;

•	art supplies, including memory books, surfaces and pads, brushes, paints, adhesives, and finishes; and

•	craft supplies, including beads, jewelry, needlework and knitting supplies, and kids’ craft materials.

     In addition, through Aaron Brothers, our wholly-owned subsidiary, we operate Aaron Brothers stores, which offer photo frames, a full line of ready-made frames, custom framing services and a wide selection of art supplies.

USE OF PROCEEDS

     The proceeds from the issuance of the shares upon exercise of options granted and restricted shares or restricted stock units, if any, sold by Michaels under the plan will be added to our funds and used for general corporate purposes. We will not receive any of the proceeds from the sale by the selling stockholders of any shares they acquire under the plan, pursuant to the exercise of their options or otherwise.

RESALE OF SHARES; SELLING STOCKHOLDERS

     The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them under the Plan. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of               , 2005.           shares of common stock were issued and outstanding as of that date.

     We are unaware whether the selling stockholders listed below intend to exercise the options that have been issued to them under the plan or to sell the shares they may acquire upon exercise of options.

     In the future we may grant additional options, restricted shares or restricted stock units to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired under the plan pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect the identity of such persons and the shares to be sold by them as and when required by law.

	Common Stock		Number of	Common Stock
	Ownership		Shares of	Ownership After
	Prior to Offering (1)(2)		Common Stock	Offering (2)
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage
Charles J. Wyly, Jr.			30,000
Chairman of the Board
of Directors
Sam Wyly			30,000
Vice Chairman of the
Board of Directors
Richard E. Hanlon			30,000
Director
Richard C. Marcus			30,000
Director
Liz Minyard			30,000
Director
Cece Smith			30,000
Director

*	Less than 1% of class.

(1)	Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan have sole voting power and investment power with respect to such shares.

(2)	Based on shares of common stock issued and outstanding as of June , 2005.

2005 INCENTIVE COMPENSATION PLAN

Available Information Regarding the Plan

     A copy of the plan has been filed as an exhibit to our current report on Form 8-K filed with the SEC on June 17, 2005.

     The following summaries of certain provisions of the plan are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the plan. See “Incorporation of Certain Documents by Reference.” Copies of the plan and additional information regarding the plan and the plan’s administrators may be obtained by contacting us at the address or telephone number listed on the cover page of this prospectus.

Purpose of the Plan

     The purpose of the plan is to attract and retain the best available talent and encourage the highest level of performance by our and our subsidiaries’ directors, officers and selected employees, and to provide those persons with incentives to put forth maximum effort for the success of our business, in order to serve the best interests of Michaels and its stockholders. Our board of directors (the “Board”) adopted the plan effective upon approval of the plan by our stockholders. The stockholders approved the adoption of the plan at the annual meeting of stockholders held on June 16, 2005.

Shares Available Under the Plan

     Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the plan, a maximum of 12,000,000 shares of common stock are available for grants of all equity awards under the plan. Shares of common stock issued pursuant to the plan may be shares of original issuance or treasury shares or a combination of both.

Administration

      Unless the administration of the plan has been expressly assumed by the Board pursuant to a resolution of the Board, the plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee has the full authority and discretion to administer the plan and to take any action that is necessary or advisable in connection with the administration of the plan.

Terms and Conditions of Awards Under the Plan

Stock Options

     The Committee may, from time to time, authorize grants to any participant of options to purchase shares of common stock upon such terms and conditions as it may determine in accordance with the terms of the plan.

     The exercise price of each stock option granted may not be less than 100% of the market value per share on the date of the grant. Generally, all stock options will terminate after a five-year period from the date of the grant, unless a longer period is permitted by the Committee in the event of the death, disability or retirement of a participant. Vesting of stock options will be based on the required period or periods of continuous service of the participant, and may also be contingent upon the participant’s achievement of certain management objectives. Except as may be approved by the Committee (i) in connection with stock options granted to our directors (solely in their capacity as directors) or (ii) in the case of the death, disability or retirement of a participant, stock options will not be exercisable at a rate that is faster than one-third of the shares of common stock subject to the stock options on each anniversary of the date of grant unless specified measurable performance objectives established by the Committee in connection with the grant are achieved.

     Payment for shares of common stock purchased upon the exercise of an option may be made:

•	in cash or by check acceptable to us;

•	by transfer to us of shares of common stock, having an aggregate market value per share on the exercise date equal to the total exercise price, that are owned by the participant and, unless otherwise determined by the Committee, have been held by the participant for at least six months;

•	by authorizing, with the consent of the Committee, us to withhold a number of shares of common stock otherwise issuable to the participant having an aggregate market value per share on the exercise date equal to the total exercise price; or

•	by a combination of any of the foregoing.

However, payment by the transfer of shares of common stock to, or withholding of shares of common stock by, us will not be available at any time which we are prohibited from purchasing or acquiring shares of common stock.

Appreciation Rights

     The Committee may from time to time authorize grants to any participant of appreciation rights upon such terms and conditions as it may determine in accordance with the provisions of the plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the participant to receive from us upon exercise an amount which will be determined by the Committee at the date of grant and will be expressed as a percentage of the spread (not exceeding 100%) at the time of exercise. The “spread” of an appreciation right is the difference between (i) the aggregate fair market value at the time of exercise of the shares of our common stock subject to the appreciation right and (ii) the aggregate price per share of our common stock at which the appreciation right was granted. An appreciation right granted in tandem with a stock option may be exercised only by surrender of the related stock option. The amount payable to a participant receiving a grant of appreciation rights under the plan may be paid in cash, in shares of common stock or in a combination thereof, as determined by the Committee. No appreciation right will be exercisable more than ten years from the date of grant.

     Vesting of appreciation rights will be based on the required period or periods of continuous service of the participant and may also be contingent upon the participant’s achievement of certain management objectives. Except as may be approved by the Committee (i) in connection with appreciation rights granted to our directors (solely in their capacity as directors) or (ii) in the case of the death, disability or retirement of a participant, appreciation rights will not be exercisable at a rate that is faster than one-third of the shares of common stock subject to the appreciation rights on each anniversary of the date of grant unless specified measurable performance objectives established by the Committee in connection with the grant are achieved.

Restricted Shares

     Restricted shares are shares of our common stock that are issued to a participant subject to such restrictions on transfer and vesting requirements as may be determined by the Committee in accordance with the plan. Each grant or sale of restricted shares will constitute an immediate transfer of the ownership of shares of common stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights, but will remain subject to the restrictions established by the Committee in accordance with the terms of the plan. Each grant or sale may limit a participant’s dividend rights during the period in which the restricted shares are subject to any such restrictions. The termination of restrictions applicable to restricted shares may also be subject to the participant’s achievement of specified management objectives. Except as may be approved by the Committee (i) in connection with restricted shares granted to our directors (solely in their capacity as directors) or (ii) in the case of death, disability or retirement of a participant, the restrictions imposed on restricted shares will not terminate at a rate that is faster than one-third of the restricted shares on each anniversary of the date of grant unless specified measurable performance objectives established by the Committee in connection with the grant are achieved.

Restricted Stock Units

     The Committee may also from time to time authorize grants or sales to any participant of restricted stock units upon such terms and conditions as it may determine in accordance with the terms of the plan. Each grant or sale will constitute the agreement by us to issue or transfer shares of common stock to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Committee may specify. During the applicable deferral period for a given restricted stock unit award, the participant will not have any right to transfer the rights associated with the restricted stock units and will have no ownership or voting rights with respect to the restricted stock units or the underlying shares of our common stock associated with the restricted stock units. Except as may be approved by the Committee (i) in connection with restricted stock units granted to our directors (solely in their capacity as directors) or (ii) in the case of the death, disability or retirement of a participant, the deferral period relating to restricted stock units will not terminate at a rate that is faster than with respect to one-third of the restricted stock units on each anniversary of the date of grant unless specified measurable performance objectives established by the Committee in connection with the grant are achieved.

Performance Shares or Performance Units

     The plan authorizes the Committee to grant performance shares and performance units to participants, which will become payable upon achievement of specified management objectives, and such other terms and conditions as the Committee may determine in accordance with the terms of the plan. The payment of performance shares or performance units which become payable to a participant may be made in cash, in shares of our common stock or in a combination thereof, as determined by the Committee.

Senior Executive Plan Bonuses

     The Committee may authorize payment of annual incentive compensation to a participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (or any successor provision), which incentive compensation will become payable upon the achievement of specified management objectives by the participant. Senior executive plan bonuses will be payable upon such terms and conditions as the committee may determine in accordance with the provisions of the plan. The payment of a senior executive plan bonus which becomes payable to a participant may be made in cash, in shares of our common stock or in a combination thereof, as determined by the Committee.

Withholding Taxes

     To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of the payment or the realization of the benefit that the participant or other person make arrangements satisfactory to us for payment of the balance of the taxes required to be withheld. In addition, if permitted by the Committee, a participant may elect to have any withholding obligation of ours satisfied with shares of common stock that would otherwise be transferred to the participant in payment of the participant’s award.

Persons Who May Participate In the Plan

     Our and our subsidiaries’ executive officers and key employees, as well as our directors, are eligible to participate in the plan. We estimate that approximately 1,485 individuals will be eligible to be selected by the Committee to receive awards under the plan. This group of eligible participants includes six directors, six executive officers and 41 non-executive officers.

Transferability

     No award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the Consent of the Committee, by gifts to family members of the participant, including to trusts to which family members of the participant own more than 50% of the beneficial interests, to foundations in which family members of the participant control or the participant controls the management of assets, to other entities in which more than 50% of the voting interests are owned by family members of the participant or the participant and to charitable organizations described in Section 170(c) of the Internal Revenue Code. No stock option or appreciation right granted to a participant will be exercisable during the participant’s lifetime by any person other than the participant, the participant’s guardian or legal representative or any permitted transferee.

Term

     The plan will expire on June 16, 2015. No further awards will be made under the plan on or after that date. Awards that are outstanding on that date will remain in effect according to their terms and the provisions of the plan.

Termination and Amendment of the Plan

     The plan may be terminated at any time by action of the Board. The termination of the plan will not adversely affect the terms of any outstanding award.

     The plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by our stockholders if such amendment would result in the plan no longer satisfying any applicable requirements of the New York Stock Exchange, Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code. Neither the Committee nor the Board will authorize the amendment of any outstanding stock option to reduce the option price without the further approval of our stockholders. Furthermore, no stock option will be cancelled and replaced with stock options having a lower option price without further approval of the stockholders.

Nonqualified and Unfunded Status of the Plan

     The plan is unfunded and does not give participants any rights that are superior to those of our general creditors. The plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code.

Nature and Frequency of Reports

     Other than an agreement evidencing awards under the plan, we do not intend to provide participants with updates as to the amounts, and status of awards, under the plan.

FEDERAL INCOME TAX CONSEQUENCES

General

     The following discussion of the principal U.S. federal income tax consequences with respect to awards under the plan is based on statutory authority and judicial and administrative interpretations as of the date of this prospectus, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following discussion is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

Non-Qualified Stock Options

     In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. At the time of exercise of the stock option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. At the time of the sale of the shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if applicable holding period requirements are satisfied.

Incentive Stock Options

     In general, no income will be recognized by a participant upon the grant of an option intended to be an incentive stock option, as defined under Section 422 of the Internal Revenue Code, and no income will be recognized by the participant upon the exercise of an incentive stock option if the option is exercised while the participant is employed by Michaels or a subsidiary or not later than three months after terminating employment (12 months if the participant is disabled). The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.

     If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).

Restricted Shares

     A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for the restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who makes an election under
Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Appreciation Rights

     Generally, the recipient of a stock appreciation right will not recognize income when the right is granted.

Upon exercise of an appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income.

Restricted Stock Units

     A participant generally will not recognize income upon the grant of restricted stock units. Any subsequent transfer of shares of common stock in satisfaction of the grant will generally result in the participant recognizing ordinary income at the time of transfer, in an amount equal to the fair market value of the shares at the time of such transfer, reduced by any amount paid by the participant. If the shares transferred constitute substantially non-vested property within the meaning of Section 83 of the Internal Revenue Code, the rules described above for restricted shares will generally apply to such shares.

Performance Shares and Performance Units

     No income generally will be recognized upon the grant of performance shares or performance units. The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received in satisfaction of a grant of performance shares or performance units.

Senior Executive Plan Bonuses

     The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received as payment of a bonus.

Federal Tax Consequences for Transferors of Stock Options

     A plan participant who transfers a transferable option by way of gift will not recognize income at the time of the transfer. Instead, at the time the transferee exercises the transferable option, the transferor of such transferable option will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased by the transferee over the exercise price of the related option, in the same manner as if the transferor had retained and exercised the option. If a transfer constitutes a completed gift for gift tax purposes, then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual’s annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the gift is the value of the option at the time of the gift. If the transfer of the option constitutes a completed gift and the transferor retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. Prior to making a transfer of a transferable option, a plan participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

Recent Federal Tax Legislation

     The American Jobs Creation Act of 2004, or AJCA, enacted on October 22, 2004, revised the federal income tax law applicable to the types of awards that are considered “deferred compensation” under the AJCA. If applicable, the AJCA imposes requirements on the provisions and administration of plan awards. These requirements relate to the time, manner and form of elections to defer the income attributable to an award, and to the conditions that must be satisfied to distribute award benefits to participants. Failure to satisfy the requirements may result in the imposition of potentially significant penalties: current taxation of income deferrals without regard to whether the income has been paid; an increase in tax equal to 20% of the deferrals included in income; and an interest charge on the deferrals. The new tax rules are not intended to apply to non-qualified stock options with an exercise price of not less than fair market value on the date of grant, incentive stock options, restricted stock or appreciation rights with a grant price of not less than fair market value on the date of grant and settled only in shares of Michaels common stock.

General Matters Applicable to Michaels

     To the extent that a participant recognizes ordinary income in the circumstances described above, Michaels or a subsidiary would be entitled to a corresponding federal income tax deduction, provided in general that (a) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (b) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code, and (c) certain statutory provisions relating to so-called “excess parachute payments” do not apply. Awards granted under the plan may be subject to acceleration in the event of a change in control of Michaels. Therefore, it is possible that these change in control features may affect whether amounts realized upon the receipt or exercise of options will be deductible by Michaels under the “excess parachute payments” provisions of the Internal Revenue Code.

PLAN OF DISTRIBUTION

     Upon the exercise of stock options and upon the grant of other awards of shares we will issue shares directly to or for the benefit of plan participants (or their permitted transferees) exercising such options and receiving such grants. The shares acquired upon the exercise of stock options, as well as shares acquired pursuant to any other grants under the plan, may be sold or otherwise disposed of from time to time in one or more transactions through any one or more of the following:

•	to purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus or from the purchasers of the shares for whom they may act as agent;

•	the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the shares or interests therein;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	an exchange distribution in accordance with the rules of such exchange, including, without limitation, the New York Stock Exchange, or in transactions in the over the counter market.

     Such sales may be made at then-current prices, at prices related to the then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The persons eligible to offer and sell shares pursuant to the registration statements and this prospectus or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We will pay all of the expenses in connection with the offering contemplated by this prospectus other than underwriting discounts or commissions, brokers’ fees and the fees and expenses of any legal counsel to the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus.

LEGAL MATTERS

     Certain legal matters in connection with the validity of the common stock offered hereby have been passed upon for us by Jones Day, Dallas, Texas.

EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of January 29, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

12,000,000 SHARES

MICHAELS STORES, INC.

COMMON STOCK

PROSPECTUS

, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses to be incurred in connection with the issuance and distribution of the common stock covered by this registration statement, all of which we will pay, are as follows:

Registration Fee	$59,982
Printing, Engraving and Filing Expenses	5,000
Accounting Fees and Expenses	10,500
Legal Fees and Expenses	25,000

Total	$100,482

     The expenses to be borne by the selling stockholders in connection with the issuance and distribution of the securities being registered (other than any underwriting discounts and commissions, which will be described in an applicable prospectus supplement to the extent required) are expected to consist solely of the fees and expenses of their respective legal counsel and other incidental expenses which we are unable to estimate.

   Item 15. Indemnification of Directors and Officers.

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual’s fiduciary duties as a director except for liability for (a) a breach of the director’s duty of loyalty to the corporation or its stockholders, (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys’ fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation or serving at the request of a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Our certificate of incorporation requires that we indemnify our directors and officers, and any other person who is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware law. Our certificate of incorporation also requires that we advance expenses incurred by such a person in connection with the defense of any action or proceeding arising out of that persons’ status or service to us. Our bylaws require that we indemnify our directors and officers to the fullest extent permitted by the Delaware law and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against any liability, expense or other matter whatsoever. In addition, we have entered into indemnity agreements with certain of our officers and directors.

     As authorized by our certificate of incorporation, we have procured insurance that purports (a) to insure us against certain costs of indemnification that may be incurred by us pursuant to the provisions referred to above or otherwise and (b) to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

Item 16. Exhibits.

     The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.

Exhibit
Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.1 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.2	Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.2 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.3	Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc., as amended (previously filed as Exhibit 3.3 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.4	Certificate of Amendment to the Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.4 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.5	Amended and Restated Bylaws of Michaels Stores, Inc. (previously filed as Exhibit 3.5 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.6	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-K for the fiscal year ended February 1, 2003, Commission File No. 001-09338, filed by the Registrant on April 11, 2003, and incorporated herein by reference).

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of attorney (included on signature pages).

99.1	Michaels Stores, Inc. 2005 Incentive Compensation Plan (previously filed as Exhibit 10.1 to the form 8-K, Commission File No. 001-09338, filed by the Registrant on June 17, 2005, and incorporated herein by reference)

   Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 17th day of June, 2005.

MICHAELS STORES, INC

By:	/s/ Jeffrey N. Boyer

Jeffrey N. Boyer
Executive Vice President – Chief Financial Officer

     Each person whose signature appears below appoints R. Michael Rouleau, Jeffrey N. Boyer, and Mark V. Beasley, and each of them, as attorneys-in-fact and agents for each of them (with full power of substitution and resubstitution), for and in the name, place and stead of such individual, to sign and file with the Securities and Exchange Commission any and all amendments, supplements and exhibits to, and documents in connection with, this registration statement, including post-effective amendments, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in order to effectuate the same as fully and to all intents and purposes as each of the undersigned might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any of their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
/s/ Charles J. Wyly, Jr. Charles J. Wyly, Jr.	Chairman of the Board of Directors	June 16, 2005

/s/ Sam Wyly Sam Wyly	Vice Chairman of the Board of Directors	June 16, 2005

/s/ R. Michael Rouleau R. Michael Rouleau	Chief Executive Officer (Principal Executive Officer)	June 5, 2005

Executive Vice President - Chief Financial Officer
/s/ Jeffrey N. Boyer Jeffrey N. Boyer	(Principal Financial and Accounting Officer)	June 17, 2005

/s/ Richard E. Hanlon Richard E. Hanlon	Director	June 15, 2005

/s/ Richard C. Marcus Richard C. Marcus	Director	June 16, 2005

/s/ Liz Minyard Liz Minyard	Director	June 16, 2005

/s/ Cece Smith Cece Smith	Director	June 16, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.1 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.2	Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.2 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.3	Certificate of Amendment to Restated Certificate of Incorporation of Michaels Stores, Inc., as amended (previously filed as Exhibit 3.3 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.4	Certificate of Amendment to the Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.4 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.5	Amended and Restated Bylaws of Michaels Stores, Inc. (previously filed as Exhibit 3.5 to Form 8-K, Commission File No. 001-09338, filed by the Registrant on July 7, 2004, and incorporated herein by reference).

4.6	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-K for the fiscal year ended February 1, 2003, Commission File No. 001-09338, filed by the Registrant on April 11, 2003, and incorporated herein by reference).

5.1	Opinion of Jones Day.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of attorney (included on signature pages).

99.1	Michaels Stores, Inc. 2005 Incentive Compensation Plan (previously filed as Exhibit 10.1 to the form 8-K, Commission File No. 001-09338, filed by the Registrant on June 17, 2005, and incorporated herein by reference)